Exhibit 10.1

Execution Version MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT, dated as of December 26, 2025 (this “Agreement”), is made and entered into by and between STONEBRIAR COMMERCIAL FINANCE LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Lessor”), with its principal office at 5525 Granite Parkway, Suite 1800, Plano, Texas 75024, and Galt Power Solutions LLC, a Texas limited liability company (“Lessee”), with its principal office at 5918 W. Courtyard Drive, Suite 500 Austin, Texas 78730. The parties may, now or in the future, enter into one or more equipment schedules (each, a “Schedule”) which refer to and incorporate by reference this Agreement. Each Schedule shall constitute a lease (each, a “Lease”) for the Equipment (defined below) specified therein. Additional details pertaining to each Lease are specified in the applicable Schedule. Lessor has no obligation to enter into any additional Leases with, or extend any future financing to, Lessee. Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned to such terms in Annex I hereto.

1. LEASE, DELIVERY AND ACCEPTANCE. Subject to and upon all of the terms and conditions of this Agreement and each Schedule, Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor, the property described in each such Schedule (the “Equipment”) for the Term (as defined in Section 2 below) set forth in such Schedule. Lessor hereby appoints Lessee as Lessor’s agent for the sole and limited purpose of accepting delivery of the Equipment from each vendor thereof. Upon delivery, Lessee shall inspect and, to the extent the Equipment conforms to the condition required by the applicable sales contract, accept the Equipment. Lessee will evidence its acceptance of the Equipment by acknowledging such acceptance in the applicable Schedule or, upon Lessor’s request, by executing and delivering to Lessor a Delivery and Acceptance Certificate (in the form provided by Lessor). Lessee shall pay any and all shipping, delivery and installation charges. Lessor shall not be liable to Lessee for any delay in, or failure of, delivery of the Equipment.

2. TERM. Each Lease shall be effective and the term of each Lease (“Term”) shall commence on the date of Lessor’s acceptance of the applicable Schedule executed by Lessee and, unless sooner terminated or extended, such Lease shall expire on the Term Expiration Date specified in the applicable Schedule; provided, however, that obligations due to be performed by Lessee under each Lease during the Term thereof shall continue until they have been performed in full to the extent required under the applicable Schedule. If any Term is extended, the word, “Term” shall be deemed to refer to such Term as extended, and all provisions of this Agreement shall apply during any extended Terms, except as otherwise expressly provided in writing.

3. RENT. Lessee shall pay rent (“Rent”) to Lessor for use of the Equipment during the applicable Term in the amount set forth in and due as stated in the applicable Schedule. The term “Rent” shall include all payments due under a Lease including, but not limited to rental payments, adjustments to rent, if any, security deposits and interim rents. Timeliness of Lessee’s payment and its other performance under any Lease is of the essence. If any Rent or other amount payable by Lessee hereunder is not paid within five (5) days after its due date, Lessee agrees to pay, for each late payment of Rent on written demand a late charge in the amount equal to three percent (3%) of any such unpaid amount (the “Late Charge”); provided, however, that such late charge shall not constitute interest and, in no event, shall the amount collected exceed the maximum amount permitted by applicable law. All payments provided for herein shall be payable to Lessor in United States Dollars by wire transfer or at Lessor’s address specified in the applicable Schedule in immediately available funds, or at any other place designated by Lessor. Payments of Rent shall be applied first to the most overdue related Late Charge (if any) and unpaid Rent payment.

4. LEASE NOT CANCELABLE; Lessee’s OBLIGATIONS ABSOLUTE. This Agreement may not be canceled or terminated, nor may the obligations hereunder or under any Lease be prepaid, canceled or terminated, except as expressly provided herein or in the respective Schedule or other written rider or amendment to the Lease, executed by both Lessor and Lessee. Lessee’s obligation to pay all Rent due or to become due hereunder shall be absolute and unconditional and shall not be subject to any delay, reduction, set-off, defense, counterclaim, abatement or recoupment for any reason whatsoever, including any rights or claims Lessee may have against any person or entity, including, but not limited to, the manufacturer, vendor, or supplier of the Equipment related to any defects, malfunctions, breakdowns or infirmities in the Equipment or any representations by the manufacturer, supplier or vendor thereof or any accident, condemnation or unforeseen circumstances. If the Equipment is unsatisfactory for any reason, Lessee shall make any claim solely against the manufacturer, supplier or vendor thereof and shall, nevertheless, pay Lessor all Rent payable hereunder; provided that (a) upon Lessee’s request and at Lessee’s sole expense, Lessor shall reasonably cooperate with Lessee in the making or bringing of any such claims and/or to recover or exercise any rights under any manufacturer, supplier or vendor warranty covering any of the Equipment (provided that Lessee shall reimburse Lessor for all costs, expenses, and liabilities incurred by Lessor in providing such cooperation; and Lessor shall not be required to take any action that, in Lessor’s reasonable judgment, could adversely affect its rights or interests under this Lease or otherwise) and (b) any amounts recovered by Lessee from any manufacturer, supplier or vendor may be retained by Lessee to the extent that such amounts recovered plus the fair market value of the Equipment exceeds the outstanding amounts under the Lease provided that any such amounts paid to Lessor shall be applied to Rent as it becomes due.

Master Lease (Galt Power Solutions LLC)

5. SELECTION AND USE OF EQUIPMENT. Lessee agrees that it shall be responsible for the selection, use of, and results obtained from, the Equipment and any other associated equipment or services. Lessee agrees that the Equipment will be operated solely in the continental United States unless the applicable Schedule provides otherwise and by competent, qualified personnel in connection with Lessee’s business for the purpose for which the Equipment was designed and in accordance in all material respects with applicable operating instructions, insurance policies, laws and government regulations. Lessee shall provide prompt written notice to Lessor if use of equipment will discontinue for more than 90 days and shall not permanently discontinue use of any Equipment for more than 365 days. Lessee shall procure and maintain in effect all material orders, licenses, certificates, permits, approvals and consents required by federal, state or local laws or by any governmental body, agency or authority in connection with the delivery, installation, possession, maintenance, use and operation of the Equipment. Lessee shall not move any Equipment from the location specified for it in the applicable Schedule unless otherwise permitted by the applicable Schedule, provided, however, Lessee may move Equipment to another location within the United States so long as (i) doing so would not reasonably be expected to have an adverse impact on the perfection or priority of Lessor’s security interest in such Equipment or (ii) Lessee has delivered to Lessor (a) prior written notice thereof and (b) duly executed agreements and instruments (all in form and substance reasonably satisfactory to Lessor) necessary or, in the reasonable opinion of Lessor, desirable to protect the perfection and priority of Lessor’s security interest in such Equipment. Notwithstanding anything to the contrary in the immediately preceding sentence, Lessee may keep any Equipment consisting of motor vehicles, rolling stock or any other property subject to a certificate of title at any location in the continental United States.

Lessee and Lessor agree that each Lease is a “finance lease” as defined by Section 2A.103(7) of the Uniform Commercial Code as in effect in the State of Texas (the “UCC”). Lessee acknowledges: (i) that Lessee is or has selected the “Supplier” as defined in Section 2A.103(24) of the UCC and has directed Lessor to purchase the Equipment from the Supplier in connection with each Lease, and (ii) that Lessee was informed, before Lessee’s execution of this Lease and is hereby informed in writing that Lessee is entitled under Chapter 2A of the UCC to the promises and warranties, including those of any third party, provided to Lessor by the Supplier in connection with or as part of the Equipment purchase, and that Lessee may communicate with the Supplier and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations on remedies relating thereto. Lessee acknowledges and agrees that neither the manufacturer or supplier, nor any salesman, representative or other agent of the manufacturer or supplier, is an agent of Lessor. No salesman, representative or agent of the manufacturer or supplier is authorized to waive or alter any term or condition of this Agreement or any Schedule and no representation as to the Equipment or any other matter by the manufacturer or supplier shall in any way affect Lessee’s duty to pay Rent and perform its other obligations as set forth in this Agreement or any Schedule.

6. DISCLAIMER OF WARRANTIES. Lessee acknowledges and agrees that (a) the Equipment is of a size, design and capacity selected by Lessee, (b) Lessor is neither a manufacturer nor a vendor of such Equipment and Lessor did not select the Equipment and (c) LESSOR LEASES AND LESSEE TAKES THE EQUIPMENT AND EACH PART THEREOF “AS-IS” AND THAT LESSOR MAKES NO REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION, QUALITY, DURABILITY, VALUE, DESIGN, OPERATION, SUITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE IN ANY RESPECT WHATSOEVER OR AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, OR AS TO THE ABSENCE OF ANY INFRINGEMENT OR ANY PATENT, TRADEMARK OR COPYRIGHT, OR AS TO ANY OBLIGATION BASED ON STRICT LIABILITY IN TORT OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED WITH RESPECT THERETO, AND HEREBY DISCLAIMS ANY SUCH WARRANTY. LESSEE SPECIFICALLY WAIVES ALL RIGHTS TO MAKE A CLAIM AGAINST LESSOR FOR BREACH OF ANY WARRANTY WHATSOEVER WITH RESPECT TO THE EQUIPMENT. IN NO EVENT SHALL LESSOR HAVE ANY OBLIGATION OR LIABILITY FOR, NOR SHALL LESSEE HAVE ANY REMEDY AGAINST LESSOR FOR ANY ACTUAL, INCIDENTAL, SPECIAL, CONSEQUENTIAL DAMAGES OR OTHER CLAIM, LOSS, DAMAGE OR EXPENSE CAUSED DIRECTLY OR INDIRECTLY BY THE EQUIPMENT OR ANY DEFICIENCY OR DEFECT THEREOF OR THE INSTALLATION, OPERATION, MAINTENANCE OR REPAIR THEREOF OR THERETO. Lessee may have rights under the contract evidencing Lessor’s purchase of any of the Equipment from the contractor, manufacturer or vendor. Lessee is advised to contact such contractor, manufacturer or vendor of the Equipment for a description of any such rights; provided that Lessor shall provide to Lessee upon Lessee’s reasonable request such information with respect thereto as Lessee may request from time to time to the extent such information is available to Lessor and not otherwise available to Lessee. Lessor hereby assigns to Lessee during the term of any Lease, so long as no Event of Default has occurred hereunder and is continuing, for the sole purpose of prosecuting a claim or otherwise exercising any rights with respect to any warranty, the benefits of any and all warranties, if any, expressed or implied with respect to the Equipment, running from the contractor, manufacturer or the vendor of the Equipment to Lessor or its assigns, to the extent assignable. Lessee, by its execution of each Schedule, acknowledges that it has received a copy of the contractor’s or manufacturer’s warranties for the applicable Equipment. Lessee’s sole remedy for the breach of any such contractor’s or manufacturer’s warranty shall be against the contractor or manufacturer of the Equipment, and not against Lessor or its assigns. Lessee expressly acknowledges that Lessor makes, and has made, no representations or warranties whatsoever as to the existence or the availability of such warranties of the manufacturer of the Equipment.

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7. OWNERSHIP; MARKING; FINANCING STATEMENTS; NO LIENS. The Equipment is and shall be the sole property of Lessor and the parties agree that the Equipment shall at all times remain personal property and not a fixture and that Lessor’s title thereto shall not be impaired, notwithstanding the manner in which it may be affixed to any real property. Lessee shall affix to the Equipment any labels supplied by Lessor indicating ownership of such Equipment and shall promptly after becoming aware of the absence thereof, use reasonable best efforts to replace any such markings or identification which are removed, defaced or destroyed. Lessee shall obtain and record such instruments and take such steps as may be reasonably necessary to prevent any person or entity from acquiring any rights in the Equipment by reason of the Equipment being claimed or deemed to be real property.

It is the express intention of the parties hereto that (a) each Lease constitutes a true “lease” as such term is defined in Chapter 2A of the UCC and not a sale or retention of security interest; and (b) title to the Equipment shall at all times remain in Lessor, and Lessee shall acquire no ownership, property, rights, equity or interest other than a leasehold interest, solely as Lessee subject to the terms and conditions of the respective Lease. If, notwithstanding the express intent of the parties, a court of competent jurisdiction determines that any Schedule is not a true lease, but rather is a sale and extension of credit, a lease intended for security, a loan secured by the Equipment specified in such Schedule, or other similar arrangement, the parties agree that in such event: (i) in order to secure the prompt payment and performance as and when due of all of Lessee’s obligations (both now existing and hereafter arising) under each such Schedule, Lessee shall be deemed to have granted and it hereby grants to Lessor, a first priority security interest in the following (whether now existing or hereafter created): the Equipment described in such Schedule and all cash and non-cash proceeds thereof, including the proceeds of all insurance policies covering such Equipment (regardless of whether the Equipment is characterized under the UCC as Lessee’s “equipment” or “inventory”) and the security deposit, if any; and (ii) Lessee agrees that with respect to the Equipment and security deposit, in addition to all of the other rights and remedies available to Lessor hereunder upon the occurrence of an Event of Default, Lessor shall have all of the rights and remedies of a first priority secured party under the UCC. Lessee may not dispose of any of the Equipment except to the extent expressly provided herein or in any applicable Schedule, notwithstanding the fact that proceeds constitute a part of the Equipment.

Lessee hereby authorizes Lessor to file a financing statement and amendments thereto describing the Equipment and any other collateral described in any and all Schedules now and hereafter executed pursuant hereto and containing any other information required by the applicable Uniform Commercial Code. Lessee shall execute and deliver to Lessor for filing any similar documents Lessor may reasonably request, including any applicable fixture filings Lessor may deem appropriate in light of the nature of the Equipment.

Upon request by Lessor, Lessee shall obtain and deliver to Lessor valid and effective collateral access agreements, in recordable form (if applicable), with respect to any real property upon which the Equipment is located for a period of time greater than six (6) months or is reasonably anticipated to be located for a period of time greater than six (6) months; provided, however, if Lessee is unable to obtain and deliver such collateral access agreement(s) after using reasonable best efforts, Lessee may request that Lessor consent to waive such requirement (such consent not to be unreasonably withheld) or certificates of Lessee that it is the owner of such real property or that such real property is neither leased nor mortgaged. Furthermore, Lessee agrees to maintain the Equipment free from all claims, liens, attachments, rights of others or encumbrances of any nature or kind whatsoever (“Liens”) of creditors of Lessee or any other persons, other than the following “Permitted Liens”: Liens for fees, taxes, levies, duties or other governmental charges and Liens in connection with workers’ compensation, unemployment insurance, or other social security, old age pension or public liability obligations or similar legislation, in each case which are either not yet overdue by more than 90 days or which are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP (i.e., "which are Not Risks"), landlords’ liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or similar Liens, in each case, arising in the ordinary course of business and which are Not Risks, any Liens in favor of Lessor securing indebtedness owed by Lessee or any affiliate of Lessee to Lessor and any Liens which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Equipment taken as a whole (as determined by Lessor in its reasonable discretion); provided, however, that neither such Liens nor any proceedings to suspend the collection thereof involve any substantial risk (as determined in Lessor’s sole discretion) of the sale, forfeiture or loss of the Equipment or any interest therein. Lessee will defend, at its own expense, Lessor’s title to the Equipment from such claims, Liens or legal processes, in each case, other than Permitted Liens, Lessee shall also promptly notify Lessor upon receipt of notice of any valid or purportedly valid Lien(s) (other than Permitted Liens) affecting the Equipment having an aggregate fair market value in excess of $2,500,000.

In the event Lessee receives or otherwise comes into possession of any manufacturer's statement of origin, any certificate of title or any other document evidencing ownership issued with respect to any Equipment, Lessee will promptly (but in no event later than three business days) after its receipt thereof deliver the same directly to Lessor, in each case with any necessary endorsements in favor of Lessor as Lessor may reasonably request.

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8. MAINTENANCE OF EQUIPMENT. Lessee, at its sole cost and expense, shall maintain, service and repair the Equipment: (a) in accordance and consistent in all material respects with (i) the manufacturer’s or supplier’s recommendations and all maintenance and operating manuals, service agreements, and order documentation that have been provided or are available to Lessee without undue burden or expense, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the manufacturer, supplier or service provider which have been provided to or are available to Lessee without undue burden or expense, (ii) the requirements of all applicable insurance policies, (iii) the purchase agreement or supply contract, if any, so as to preserve all of Lessee’s and Lessor’s rights thereunder, including all rights to any warranties, indemnities or other rights or remedies, (iv) all applicable laws, and (v) the prudent practice of other similar companies in the same business as Lessee, but in any event, to no lesser standard than that employed by Lessee for comparable equipment owned or leased by it; (b) without limiting the foregoing, so as to cause the Equipment to be in good repair, condition and working order suitable for its originally intended purpose and in at least the same condition as when delivered to Lessee hereunder, except for ordinary wear and tear resulting despite Lessee’s full compliance with the terms hereof. All replacement parts shall be free and clear of all liens, encumbrances or rights of others (other than Permitted Liens) and have a value, utility and remaining useful life at least equal to the parts replaced. Title to all such parts, improvements and additions to the Equipment immediately shall vest in Lessor, without cost or expense to Lessor or any further action by any other person, and such parts, improvements and additions shall be deemed incorporated in the Equipment and subject to the terms of the Lease as if originally leased hereunder. Lessee agrees to keep the Equipment in a suitable environment as specified by the manufacturer’s guidelines and meet all applicable recertification requirements. Notwithstanding the foregoing, no failure by Lessee to comply with the foregoing provisions of this Section 8 shall constitute an Event of Default hereunder unless such failure, individually or in the aggregate, (x) adversely impacts Equipment having an individual fair market value in excess of $1,000,000 or an aggregate fair market value in excess of $2,500,000 or (y) could reasonably be expected to have a Material Adverse Effect. Lessee shall make the Equipment and its maintenance records available for inspection by Lessor at reasonable times and upon reasonable notice; provided that so long as no Event of Default shall have occurred and be continuing, (i) Lessor shall limit the number of inspections to not more than two (2) during any twelve (12) month period and (ii) all such inspections of the Equipment shall take place only during routine, scheduled maintenance periods for the Equipment so as to not interrupt the ordinary operations of Lessee’s business; provided, further, that during any such inspection, Lessor and its employees and agents shall comply with Lessee’s standard health and safety policies and procedures.

9. ALTERATION; MODIFICATIONS; PARTS. Lessee may not materially alter or modify the Equipment without the prior written consent of Lessor (such consent not to be unreasonably withheld, conditioned or delayed) or to the extent otherwise set forth in the applicable Schedule or Lease; provided that the foregoing shall not prohibit Lessee from modifying any of the Equipment with after-market equipment and or parts in connection with adapting the Equipment for use in the Lessee’s business so long as such modification would not reasonably be considered to diminish the value or utility of such Equipment or be expected to void or adversely affect any warranty from any contractor, manufacturer, or vendor of such Equipment. Any alteration shall be removed, and the Equipment restored to its normal, unaltered condition (normal wear and tear excepted) at Lessee’s expense (without damaging the Equipment’s originally intended function or its value) prior to its return to Lessor. Any part installed in connection with warranty or maintenance service or which cannot be removed in accordance with the preceding sentence shall be the property of Lessor unless and until Lessee purchases the applicable Equipment in accordance with Section 13 below.

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10. LOSS OR DAMAGE; STIPULATED LOSS VALUE. Until the Equipment is returned to and received by Lessor as provided in Section 14 hereof, Lessee shall bear the entire risk of loss or destruction or damage to the Equipment (“Casualty Loss”). No Casualty Loss shall relieve Lessee from its obligations to pay Rent except as expressly provided in this section. When any Casualty Loss occurs with respect to Equipment having an individual value in excess of $500,000 individually or $2,500,000 in the aggregate or which could reasonably be expected to result in a Material Adverse Effect, Lessee shall promptly notify Lessor and, at the option of Lessor and at Lessee’s sole cost and expense, promptly place such Equipment in good repair and working order in the condition required by this Agreement. Provided that no Event of Default has occurred and is continuing, upon Lessee's request, which request shall be accompanied by reasonably detailed estimates of the cost of all necessary repairs and/or the cost to replace such Equipment, Lessor shall remit to Lessee any net insurance proceeds received by Lessor with respect to such Casualty Loss for the sole purpose of paying the cost of such repairs or purchasing replacement property (it being understood and agreed that any such replacement property acquired with such insurance proceeds shall constitute Equipment hereunder and deemed substituted for the Equipment so replaced) and any amount of such insurance proceeds not utilized by Lessee to repair or replace such Equipment shall be promptly returned to Lessor. In the event Lessee caused the relevant Equipment to be repaired or replaced prior to receipt of any insurance proceeds from Lessor or during the continuance of an Event of Default, upon receipt of evidence reasonably satisfactory to Lessor of completion of such repairs or the acquisition of such replacement Equipment, Lessor will remit any net insurance proceeds received by Lessor on account of such loss to Lessee in an amount up to the cost of such repairs or replacement Equipment. Upon the occurrence of the loss, disappearance, theft, damage or destruction of any item of the Equipment to such extent as shall make repair thereof uneconomical or has rendered any item of the Equipment permanently unfit for normal use, or the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of any item of the Equipment or the imposition of any Lien thereon by any governmental authority (any of the foregoing occurrences being herein referred to, in Lessor’s discretion, as a “Total Loss”), Lessee shall, no later than one (1) business day after the day on which the relevant insurance claim is settled (which shall not exceed 90 days (or such later date as may be agreed by Lessor in its reasonable discretion)), pay to Lessor the Rent due on that date plus the Stipulated Loss Value (set forth in applicable Schedule) of the item or items of the Equipment with respect to which the Total Loss has occurred and any other sums due under the applicable Schedule with respect to that Equipment (less any insurance proceeds or condemnation award actually paid and received by Lessor). Lessor agrees to use commercially reasonable efforts, at Lessee's reasonable direction and sole expense, to collect all insurance proceeds or condemnation awards that may be payable in respect of any Casualty Loss and to make such proceeds available in accordance with the provisions of this Section 10. Upon making such payment, the Lease and the obligation to make future rental payments shall terminate solely with respect to the Equipment or items thereof so paid for and (to the extent applicable) Lessee shall become entitled thereto “AS IS WHERE IS” without warranty, express or implied, with respect to any matter whatsoever. Stipulated Loss Value shall be determined as of the date the applicable payment is received by Lessor, based on the definition set forth in the applicable Schedule(s) and taking into account Rent actually received by Lessor prior to such payment date. If Lessee fails to perform its obligations under this Section 10, Lessor shall have the right to substitute performance, in which case, Lessee shall promptly upon demand, reimburse Lessor therefor.

11. INSURANCE. Commencing with the first date on which any Equipment is delivered to Lessee or title to any Equipment is obtained by Lessor, Lessee shall obtain and maintain (or cause to obtained and maintained) at all times (including, without limitation, any period of storage) insurance on such Equipment (including all risk, physical damage, property damage and bodily injury coverage), at its own expense, in such amounts, against such risks, in such form and with such insurers as Lessor may reasonably require, provided, however, that the amount of all-risk physical damage insurance shall not be less than the greater of (a) the replacement value of the Equipment; or (b) the Stipulated Loss Value of the Equipment specified in the applicable Schedule. Each physical damage insurance policy will name Lessor (together with its successors and assigns) as loss payee. Each liability insurance policy shall provide coverage (including physical damage, property damage and personal injury coverage) of not less than $5,000,000 or the amount required by law, whichever is greater for each occurrence, name Lessor (together with its affiliates and each of its and their successors and assigns) as an additional insured. Each insurance policy shall provide, by endorsement or otherwise that the interests of Lessor shall not be invalidated by any action or inaction of Lessee, guarantor or any other person, and shall insure Lessor regardless of any breach or violation by Lessee or any other person, of any warranties, declarations or conditions of such policies. All policies shall contain a clause requiring the insurer to give Lessor at least thirty (30) days’ prior written notice of any material adverse change in the terms or cancellation of the policy (or 10 days’ prior written notice of cancellation of the policy for non-payment of premium) and shall include a waiver of subrogation as respects Lessor’s insurance policies. Lessee shall be liable for all deductible portions of all required insurance. Lessee shall furnish a certificate of insurance providing confirmation of these insurance policies and, at Lessor’s request, Lessee shall provide a copy of each insurance policy (with endorsements); provided, however, that (y) such policies may be redacted in a manner mutually agreed between the Lessee and the Lessor and (z) Lessor shall have no duty to ascertain the existence of or to examine the insurance policies to advise Lessee if the insurance coverage does not comply with the requirements of this section. If Lessee fails to insure the Equipment as required, Lessor shall have the right but not the obligation to obtain such insurance, and the cost of the insurance shall be for the account of Lessee due as part of the next due Rent. Lessee consents to Lessor’s release, upon its failure to obtain appropriate insurance coverage, of any and all information necessary to obtain insurance with respect to the Equipment or Lessor’s interest therein. Lessee hereby appoints Lessor as Lessee’s attorney-in-fact to make claim for, receive payment of, and execute and endorse all documents, checks or drafts issued with respect to any Casualty Loss under any insurance policy relating to the Equipment.

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12. TAXES. Lessee shall be solely responsible for the payment of all personal property taxes, fees, levies, imposts, duties, withholdings and governmental charges on the Equipment, including all sales, use, excise, goods and services, and other taxes and fees (other than amounts which are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP); provided that Lessee's failure to make any such payment shall not constitute an Event of Default to the extent such failure is due to such amounts which are being contested in good faith and could not reasonably be expected to result in a Material Adverse Effect or in the seizure, levy or forfeiture of any Equipment (other than Equipment that, individually or in the aggregate, (i) has a fair market value of less than $2,500,000 and (ii) is not of material importance to the normal operation of Lessee's business). Lessee shall, to the extent permitted by law, cause all billings of such taxes, fees, levies, imposts, duties, withholdings and governmental charges to be made to Lessee. Lessee shall indemnify and hold Lessor harmless from, all charges, fees, assessments and sales, use, excise and other taxes (including, without limitation, income, franchise, business and occupation, gross receipts, sales, use, licensing, registration, titling, commercial activity, personal property, stamp and interest equalization taxes, levies, imposts, duties, charges or withholdings of any nature), and any fines, penalties or interest thereon, imposed or levied by any governmental body, agency or tax authority upon or in connection with the Equipment, its purchase, ownership, delivery, leasing, possession, use or relocation of the Equipment or otherwise in connection with the transactions contemplated by each Lease or the Rent thereunder, excluding taxes on or measured by the net income of Lessor. Lessee shall prepare and file all property tax reports, renditions, tax returns and information statements which are required to be made with respect to any item of Equipment leased hereunder. For that purpose, Lessor hereby appoints Lessee its agent and attorney-in-fact to make filings and/or payments on behalf of Lessor where the incidence thereof falls on Lessor. Lessor will cooperate with Lessee by timely providing information requested by Lessee in connection with Lessee’s preparation and filing of such reports, renditions, returns or information statements. Lessor further agrees to forward to Lessee any assessments, tax bills or other correspondence received in connection therewith. Upon request, Lessee will furnish to Lessor proof of payment of all taxes and other imposts described above.

13. PURCHASE & RENEWAL OPTIONS. So long as no Event of Default or event which with the giving of notice, the passage of time, or both, would constitute an Event of Default shall have occurred and be continuing, Lessee may, upon providing irrevocable written notice to Lessor received at least 180 days (but not more than 270 days) (or such shorter time as may be agreed by Lessor in its sole discretion) prior to the Term Expiration Date for the applicable Lease:

(a)
purchase all, but not less than all, the Equipment covered by the applicable Lease on such Term Expiration Date. The purchase price for such Equipment (the “Purchase Price”), shall be its fair market value on the then “in-place, in-use as originally intended” basis (the “FMV”), as mutually agreed by Lessor and Lessee, or, if they cannot agree within 10 days of Lessor providing its estimate of the FMV, as determined by an independent appraiser selected by Lessor and approved by Lessee, which approval will not be unreasonably delayed or withheld. Lessee shall pay the cost of any such appraisal, and such appraisal shall assume that the Equipment has been maintained as set forth in, and is in the condition required by, the Lease (including, for the avoidance of doubt, consistent with all return conditions). If Lessee has elected to exercise its purchase option, then on the Term Expiration Date for any Equipment, Lessee shall pay to Lessor the Purchase Price, together with all sales and other taxes applicable to the transfer of the Equipment and any other amount payable and arising hereunder, in immediately available funds, whereupon Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor’s right, title and interest in and to such Equipment on an “as is, where is” basis, except Lessor will warrant that the Equipment is free and clear of any liens created by Lessor; or
(b)
renew or extend the Term of the applicable Lease for all, but not less than all, of the Equipment covered by such Lease for an additional period (as mutually agreed between Lessee and Lessor), during which the monthly Rental Payment Amount (as such term is used in the applicable Schedule) will remain the same Rental Payment Amount as initially set forth in the applicable Schedule. At the end of any extension of the initial Term, Lessee may (i) purchase from Lessor all, but not less than all, of the Equipment otherwise as described in paragraph (a) above, (ii) elect to further extend the Term on terms satisfactory to Lessor in Lessor’s sole discretion or (iii) upon written notice to Lessor received at least 180 days (but not more than 270 days) (or such shorter time as may be agreed by Lessor in its sole discretion) prior to the expiration date of the extended Term (or with such longer notice period required pursuant to the applicable Lease), return all, but not less than all, of the Equipment covered by such Lease pursuant to the terms of Section 14 below and the terms of such Lease.

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14. RETURN OF EQUIPMENT; HOLDOVER. Except for Equipment that has suffered a Total Loss and is not required to be repaired pursuant to Section 10 hereof or Equipment which has been purchased by Lessee pursuant to Section 13 hereof, upon the expiration or termination of the Term of a Lease or upon demand by Lessor pursuant to Section 20 below, Lessee shall contact Lessor for shipping instructions and, at Lessee’s own risk, promptly return the Equipment, freight, equipment loading, unloading and rigging costs prepaid, to a location in the continental United States specified by Lessor. At the time of such return to Lessor, the applicable Equipment shall (a) be in good operating order, repair and condition as required by or specified in the original specifications and warranties of each manufacturer and vendor thereof, ordinary wear and tear excepted, and meet all applicable recertification requirements and (b) be capable of being immediately assembled and operated by a third party purchaser or third party lessee without further repair, replacement, alterations or improvements, and in accordance and compliance with any and all statutes, laws, ordinances, rules and regulations of any governmental authority or any political subdivision thereof applicable to the use and operation of the Equipment, and Lessee shall automatically grant to Lessor (at no cost to Lessor or any assignee thereof) a perpetual, assignable, fully paid-up and irrevocable license to all intellectual property owned or licensed by Lessee or any affiliate of Lessee necessary for the Equipment to operate as intended under any Lease and to manufacture any product or provide any service manufactured or provided during the term of any Lease. If Lessee fails to validly exercise either of its options under Section 13 to purchase the Equipment or extend the initial Term of the applicable Lease, Lessee shall pay to Lessor a restocking fee equal to five percent (5%) of the total Equipment Cost, applicable to such Lease. Except as otherwise provided under Section 13 hereof, at least 180 days (but not more than 270 days) (or such shorter period as Lessor may agree in its sole discretion) before the expiration of any Term, Lessee shall give Lessor written notice of its intent to return the Equipment at the end of such Term (“Return Notice”). During such one hundred eighty-day period (or such shorter time as may be agreed to by Lessor in its sole discretion), Lessor and its prospective purchasers or lessees shall have the right of access to the premises on which the applicable Equipment is located to inspect such Equipment upon prior written notice and during normal business hours (provided that Lessor and any such prospective purchasers or lessees shall observe all of Lessee’s standard health and safety policies and procedures while on any such premises) and Lessee shall not interfere with Lessor’s right of access to such premises and, upon written request by the Lessor, Lessee shall cooperate in all other respects with Lessor’s remarketing of such Equipment. The provisions of this Section 14 are of the essence of the Lease, and upon application to any court having jurisdiction in the premises, Lessor shall be entitled to an order or decree against Lessee requiring specific performance of the covenants of Lessee set forth in this Section 14. If Lessee fails to return or consummate the purchase of the Equipment or to extend the initial Term expressly in compliance with the provisions of the applicable Lease, the terms and conditions of the Lease shall remain in full force, and effect and Lessee shall be obligated to pay to Lessor Rent during each month (or any part thereof) when Lessor is not in possession of the Equipment after the end of the stated Term of the Lease (the “Holdover Period”) in an amount equal to one and one-quarter (1.25) times the monthly (or other applicable increment) rental payments required during the Term of the Lease.

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15. GENERAL INDEMNITY. Each Lease is a net lease. Therefore, Lessee shall indemnify Lessor, Lessor’s affiliates and each of Lessor’s and Lessor’s affiliates’ successors and assigns, and all such parties’ respective agents, officers, directors, members, managers, employees and affiliates (each an “Indemnitee”) against, and hold each such Indemnitee harmless from and against any and all Claims (other than such as may result solely from the bad faith, gross negligence or willful misconduct of such Indemnitee or the material breach of such Indemnitee’s obligations under this Agreement as determined by a court of competent jurisdiction in a final, non-appealable judgment or order), including Claims that may be imposed on, incurred by or asserted against an Indemnitee in any matter relating to or arising out of (i) this Agreement, any Schedule or any Lease Document; (ii) the Equipment, including the ordering, acquisition, delivery, installation or rejection of the Equipment, the possession, maintenance, use, condition, ownership or operation of any item of Equipment, and by whomsoever owned, used or operated, during the term of any Lease hereunder with respect to that item of Equipment, the existence of latent and other defects (whether or not discoverable by Lessor or Lessee); (iii) any claim in tort for negligence or strict liability, any claim for patent, trademark or copyright infringement, any claim for the loss, damage, destruction, removal, return, surrender, sale or other disposition of the Equipment or any item thereof; (iv) any misrepresentation or inaccuracy in any representation or warranty by any Lease Party in any Lease Document; (v) any breach or failure by any Lease Party to pay or perform its obligations under the Lease Documents applicable to such Lease Party; or (vi) any other act, event, or transaction related, contemplated in or attendant to any of the foregoing, whether or not such Indemnitee initiated such investigation, litigation or other proceeding or is a party thereto an without regard to legal theory, including pursuant to applicable law, common law, equity, contract, tort, or otherwise (collectively, “Indemnified Matters”) by paying (on an after-tax basis) or otherwise discharging same, when and as such Claims shall become due, or any part thereof. It is the express intention of both Lessor and Lessee that the indemnity provided for in this section includes the agreement by Lessee to indemnify the Indemnitees from the consequences of such Indemnitees’ own simple negligence, whether that negligence is the sole or concurring cause of the Claims, and to further indemnify such Indemnitees with respect to Claims for which the Indemnitees are strictly liable other than to the extent such strict liability was the result of bad faith, gross negligence or willful misconduct of such Indemnitee or a material breach by such Indemnitee of its obligations under this Agreement as determined by a court of competent jurisdiction in a final, non-appealable judgment or order. Lessor or the Indemnitee affected thereby, shall give Lessee prompt notice of any Claim hereby indemnified against and Lessee shall be entitled to control the defense thereof, so long as no payment default, bankruptcy or insolvency default or Event of Default has occurred and is then continuing and such Claim does not involve the possibility of criminal sanctions on any Indemnitee. For the purposes of this Agreement, the term “Claims” shall mean all claims, allegations, harms, judgments, good faith settlements entered into, suits, actions, debts, obligations, damages (whether incidental, consequential or direct), demands (for compensation, indemnification, reimbursement or otherwise), losses, penalties, fines, liabilities (including strict liability) or charges related to or arising out of or in connection with this Agreement, any Schedule, any other Lease Document, any Equipment or any interest in any of the foregoing that any Indemnitee has incurred or for which it is responsible, and all out-of-pocket costs (including all attorneys’ fees and disbursements and any other out-of-pocket legal or non-legal expenses of investigation or defense of any Claim, whether or not such Claim is ultimately defeated or incurred in enforcing the rights, remedies or indemnities provided for hereunder, or otherwise available at law or equity to Lessor), of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, by or against any person relating to or arising out of an Indemnified Matter. For the avoidance of doubt, this indemnity is not limited to claims by third parties. The provisions of this Section with regard to matters arising during a Lease Term shall survive the expiration or termination of such Lease. Lessor and Lessee agree that, to the extent permittable under applicable law, in no event will any Indemnitee or Lessee or any of their respective affiliates have any liability to the other for any special, punitive, indirect or consequential damages relating to this Agreement or any Schedule or Lease or arising out of its or their activities in connection herewith or therewith; provided that the foregoing shall not relieve Lessee of its obligation to indemnify an Indemnitee for any claims for special, punitive, indirect or consequential damages brought against such Indemnitee by a third party in connection with an Indemnified Matter.

16. TAX INDEMNIFICATION. Lessee acknowledges that Lessor, in determining the Rent due under any Lease, has assumed that certain deductions for tax purposes and other tax benefits as are available to an owner of property under the Internal Revenue Code of 1986, as amended (the “Tax Code”), and under applicable state tax law, including, without limitation, depreciation deductions under Section 168 (b) of the Tax Code, and deductions under Section 163 of the Tax Code in an amount at least equal to the amount of interest paid or accrued by Lessor with respect to any indebtedness incurred by Lessor in financing its purchase of the Equipment, are available to Lessor as a result of the lease of the Equipment (the “Tax Benefits”). In the event Lessor is unable to obtain the Tax Benefits for any reason (other than due to changes in applicable state tax law) after using commercially reasonable efforts to obtain such Tax Benefits, is required to defer the claiming of part or all of any Tax Benefits as a result of the Lease, is required to include in income any amount other than the Rent or is required to recognize income with respect to the Rent earlier than anticipated pursuant to the applicable Lease, Lessee shall pay Lessor, for each applicable Lease, additional rent (“Additional Rent”) in a lump sum in an amount needed to provide Lessor with the same after-tax yield and after-tax cash flow as would have been realized by Lessor had Lessor (a) been able to obtain the Tax Benefits, (b) not been required to defer the claiming of part or all of any Tax Benefits as the result of the applicable Lease, (c) not been required to include any amount in income other than the Rent and (d) not been required to recognize income with respect to the Rent earlier than anticipated pursuant to this Agreement. The Additional Rent shall be computed by Lessor, which computation shall be binding on Lessee. The Additional Rent shall be due within ten (10) business days of written notice by Lessor to Lessee of Lessor’s inability to obtain such Tax Benefits, the inclusion of any amount in income other than the Rent or the recognition of income in respect of the Rent earlier than anticipated pursuant to this Agreement and such notice shall provide reasonably detailed calculations of the Additional Rent claimed by Lessor. The provisions of this Section 16 shall survive the termination of this Agreement.

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17. ASSIGNMENT BY LESSEE PROHIBITED. LESSEE SHALL NOT, WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR (NOT TO BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED) OR AS OTHERWISE PERMITTED UNDER THIS AGREEMENT OR ANY SCHEDULE (OR IN CONNECTION WITH A PERMITTED REORGANIZATION), (a) ASSIGN, TRANSFER, PLEDGE OR OTHERWISE DISPOSE OF ANY LEASE OR EQUIPMENT, OR ANY INTEREST THEREIN; OR (b) SUBLEASE OR LEND ANY EQUIPMENT OR PERMIT IT TO BE USED BY ANYONE OTHER THAN LESSEE, ITS SUBSIDIARIES AND ITS AND THEIR EMPLOYEES, AGENTS, CUSTOMERS AND CONTRACTORS. NOTWITHSTANDING ANYTHING TO THE CONTRARY, ANY SUBLEASE OR ASSIGNMENT BY LESSEE SHALL BE EXPRESSLY SUBJECT AND SUBORDINATE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE APPLICABLE LEASE DOCUMENTS, THE TERMS AND CONDITIONS OF SUCH SUBLEASE OR ASSIGNMENT SHALL BE SUBJECT TO LESSOR’S REASONABLE APPROVAL, AND LESSEE SHALL ASSIGN ITS RIGHTS THEREUNDER TO LESSOR AS ADDITIONAL COLLATERAL AND SECURITY FOR THE PERFORMANCE OF LESSEE’S OBLIGATIONS HEREUNDER.

18. ASSIGNMENT BY LESSOR. Lessor may assign its rights, title and interest in and to any Lease and the Equipment, individually or together, in whole or in part (a “Lessor Transfer”), and/or grant or assign a security interest in any Lease and the Equipment individually or together, in whole or in part; provided that (a) so long as no Event of Default has occurred and is continuing, any Lessor Transfer to a party not a Controlled subsidiary of Stonebriar Commercial Finance LLC or a Controlled subsidiary of Eldridge Industries, LLC shall require the prior consent of Lessee, such consent not to be unreasonably withheld, conditioned or delayed, and (b) Lessee's rights and obligations under this Agreement, each Schedule, each Lease and with respect to the Equipment shall not be affected by any such Lessor Transfer. Each such assignee shall have all of the rights of Lessor under each Lease assigned to it. Lessee shall not assert against any such assignee any claims or defenses by way of abatement, set-off, counterclaim or recoupment that Lessee may have against Lessor or any other person. Unless an Event of Default shall have occurred and be continuing, with regard to any Lessor Transfer to a party not a Controlled subsidiary of Stonebriar Commercial Finance LLC or a Controlled subsidiary of Eldridge Industries, LLC, Lessor will provide Lessee with five (5) business days' prior written notice of any Lessor Transfer and such notice shall include the name of the assignee and address to which further payments hereunder should be made. With regard to any Lessor Transfer to a party that is a Controlled subsidiary of Stonebriar Commercial Finance LLC, or a Controlled subsidiary of Eldridge Industries, LLC, Lessor will, if such Lessor Transfer results in any change in payment instructions, provide Lessee with written notice within thirty (30) days of any Lessor Transfer and such notice shall include the name of the assignee and address to which further payments hereunder. Upon consummation of any Lessor Transfer in accordance with this Section 18, Lessee agrees to attorn to and recognize any such assignee as the owner of such assigned Lessor’s interest in any Lease and Lessee shall thereafter make such payments, including without limitation such Rent as are indicated in the notice of assignment, to such assignee.

19. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LESSEE. Lessee represents, warrants and covenants to Lessor that:

(a)
it is and will at all times remain a “registered organization” (as defined in the Uniform Commercial Code) duly organized, validly existing and in good standing under the laws of the State indicated in the first paragraph of this Agreement, and that Lessee’s exact legal name is as set forth in the first paragraph of this Agreement;
(b)
the execution, delivery and performance by Lessee of or under this Agreement are within Lessee’s powers, have been duly authorized by all necessary corporate or other organizational action on the part of Lessee, do not require the approval of any stockholder, member, partner, trustee or holder of any obligations of Lessee except such as have been duly obtained and do not and will not at any time contravene (i) Lessee’s organizational documents, (ii) the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon the property of Lessee under, any material indenture, mortgage, contract or other agreement to which Lessee is a party or by which it or its property is bound, or (iii) any law, governmental rule, regulation, or order or material contractual restriction binding on Lessee;
(c)
no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Lessee of this Agreement, except (A) such as have been obtained or made and are in full force and effect, (B) the recording and filing of any financing statements or similar documents or instruments and (C) those third party or governmental approvals or consents which, if not made or obtained, would not cause an Event of Default hereunder, would not reasonably be expected to result in a Material Adverse Effect, and with respect to the Equipment, would not violate any material orders, licenses, certificates, permits, approvals or consents required by federal, state or local laws or by any governmental body, agency or authority in connection with the delivery, installation, possession, maintenance, use or operation of the Equipment;
(d)
each Lease constitutes the legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity;

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(e)
there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, to which Lessee is a party, pending or, to Lessee’s knowledge, threatened (in writing) against or affecting Lessee, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated by this Agreement or any Lease or which would adversely affect the financial condition of Lessee, other than litigation, claims or other events, if any, that have been disclosed to and acknowledged by Lessor in writing on or prior to the date hereof or that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or would otherwise materially impair the use or utility of the Equipment. Further, Lessee is not in default under any obligation for borrowed money, for the deferred purchase price of property or any lease agreement which, either individually or in the aggregate, would have the same such effect under the laws of the state(s) in which the Equipment is to be located;
(f)
the Equipment consists solely of and will remain personal property and not fixtures;
(g)
the financial statements of Guarantor (copies of which have been either furnished or made available to Lessor) have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), and fairly present in all material respects Guarantor’s financial condition and the results of its operations as of the date of and for the period covered by such statements (subject in the case of any interim financial statements, to normal year-end adjustments), and since the date of such statements there has been no Material Adverse Effect;
(h)
no Lease Party nor any of its respective affiliates (i) is or will become a person whose property or interest in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); (ii) will engage in any dealings or transactions prohibited by such executive order, or be otherwise associated with any such person in any manner that is in violation of such executive order; or (iii) will otherwise become a person on the list of Specially Designated Nationals and Blocked Persons (“SDN List”) or subject to the limitations or prohibitions under any other regulation, executive order or sanctions programs administered by the Office of Foreign Assets Control; and
(i)
no part of the extensions of credit hereunder or the Equipment leased hereunder will be used, directly or indirectly, for any benefit or advantage to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time.

For the avoidance of doubt, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any one or more of such covenants, the fact that such action or condition would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not act to permit such action or condition.

20. DEFAULT. Lessee shall be in default under each Lease upon the occurrence and during the continuance of any one or more of the following events (each, an “Event of Default”):

(a)
Lessee fails to pay when due any amount required to be paid by Lessee under or in connection with any Lease and any such failure continues for five (5) days after the due date thereof;
(b)
Lessee shall fail to obtain and maintain the insurance required herein;
(c)
Lessee or any guarantor of any or all of the obligations of Lessee hereunder (a “Guarantor” and together with Lessee, the “Lease Parties” and each, a “Lease Party”) fails to perform or observe any other term, covenant, condition or agreement applicable to it provided under or in connection with a Lease or any Lease Document and such failure shall continue unremedied for a period of thirty (30) days after Lessor’s written notice thereof to such Lease Party; or if such failure is not reasonably capable of being cured within such period, but such Lease Party is diligently pursuing such cure within such period, then such Lease Party shall have an additional thirty (30) days to remedy such failure so long as such Lease Party continues to diligently pursue such cure;
(d)
any statement, representation or warranty made or financial information delivered or furnished by any of the Lease Parties under or in connection with a Lease shall prove to have been false, misleading, erroneous or inaccurate in any material respect when made;
(e)
the admission in writing by any Lease Party of its inability to pay its debts as they mature;
(f)
any petition for relief is filed by or against any of the Lease Parties under any bankruptcy, insolvency, reorganization, receivership, or similar laws and any similar proceeding instituted against a Lease Party is not dismissed or fully stayed within sixty (60) days following the filing or commencement thereof or any Lease Party takes any action authorizing such proceedings;

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(g)
Lessee fails to make any payment when due or fails to perform or observe any covenant, condition or agreement to be performed by it under any agreement or obligation to any creditor in respect of indebtedness exceeding $25,000,000 in the aggregate (including Lessor under any other agreement or any other Lease under this Agreement) after any and all applicable cure periods therefor shall have elapsed, and the effect of such default is to cause, or to permit the holder or holders of such other indebtedness to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity unless such breach has been waived by the applicable counterparty under such agreement or such payment is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;
(h)
any final, non-appealable judgment or judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third-party insurance) shall be rendered against any Lease Party which shall remain unpaid or is not fully stayed for a period of sixty (60) days;
(i)
any Lease Party shall dissolve, liquidate, wind up or cease its business; convey, lease or otherwise dispose of all or substantially all of its assets; make any material change in its capital structure that would result in a Material Adverse Effect, or lines of business; merge or consolidate with any other entity, divide or be divided; provided that Lessee may consummate or be party to a Permitted Reorganization;
(j)
any collateral security, including any security deposit or letter of credit delivered pursuant to any Schedule, is cancelled, terminated or becomes illegal, invalid, prohibited or unenforceable or ceases to rank in the priority herein contemplated against the property charged thereunder;
(k)
any material covenant, agreement or obligation of any Lease Party contained in or evidenced by any of the Lease Documents is determined to be unenforceable, in accordance with its terms, except to the extent permitted by the terms thereof; any Lease Party denies or disaffirm its obligations under any of the Lease Documents or any Liens granted in connection therewith; or any Lien granted on any material part of any Equipment described in a Schedule is determined to be void, voidable or invalid, is subordinated or is not given the priority contemplated by this Agreement or any other Lease Document (except to the extent permitted by the terms of this Agreement or any other Lease Document or as otherwise agreed in writing by Lessor); or
(l)
any event of default (as such term or similar term is defined therein) occurs under (1) any other agreement between the Lessee on the one hand, and Lessor or any affiliate or subsidiary of Lessor, on the other pursuant to which Lessee pays, receives or incurs liabilities (or could reasonably be expected to pay, receive or incur liabilities) in excess of $5,000,000 in any twelve (12) month period or (2) that certain Parent Guaranty Agreement, dated as of February 21, 2024, by the Guarantor in favor of the Lessor in each case, which, after giving effect to the expiration of any applicable grace period or the giving of notice, or both, provided in such agreement, would entitle any party thereto (other than Lessee or the Guarantor, as applicable) to accelerate the obligations under such agreement prior to their stated maturity and such event or circumstance continues unremedied for a period of thirty (30) days after Lessor's written notice thereof to Lessee.

The occurrence of an Event of Default with respect to any Lease shall, at the sole discretion of Lessor, constitute an Event of Default with respect to any or all Leases under this Agreement to which Lessor and Lessee are then a party without (except as otherwise expressly provided herein) the necessity of any notice or demand on the part of Lessor. Notwithstanding anything set forth herein, Lessor may exercise all rights and remedies hereunder independently with respect to each Lease.

21. REMEDIES. Upon the occurrence and continuation of an Event of Default, Lessor shall have the right, in its sole discretion, to exercise any one or more of the following remedies:

(a)
terminate the applicable Lease and all of Lessee’s rights, but not its obligations, under such Lease and in and to the Equipment leased thereunder;
(b)
declare any and all Rent and other payment obligations under each Lease immediately due and payable, including all past, present, and future Rent and other payment obligations;
(c)
take possession of or render unusable by Lessee any or all items of Equipment, wherever located, without demand, notice, court order or other process of law, and without liability for entry to Lessee’s premises, for damage to Lessee’s property or otherwise;
(d)
demand that Lessee return any or all Equipment to Lessor in accordance with Section 14 above and for each day that Lessee shall fail to return any item of Equipment, Lessor may demand an amount equal to the Rent payable for such Equipment in accordance with Section 14 above;
(e)
lease, sell or otherwise dispose of any or all of the Equipment, whether or not in Lessor’s possession, in a commercially reasonable manner at public or private sale with or without notice, with the right of Lessor to purchase and apply the net proceeds of such disposition, after deducting all costs of such disposition (including but not limited to costs of transportation, possession, storage, refurbishing, advertising and brokers’ fees), to the obligations of Lessee arising under the Lease, with Lessee remaining liable for any deficiency until all obligations under this Agreement are paid in full and with any excess being retained by Lessor;

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(f)
recover the following amounts from Lessee as damages, not as a penalty but herein liquidated for all purposes as follows:
(i)
all costs and expenses of Lessor reimbursable to it hereunder, including, without limitation, expenses of disposition of the Equipment, legal fees and all other amounts specified in Section 22 below;
(ii)
an amount equal to the sum of (A) any accrued and unpaid Rent through the later of the date of the applicable default or the date that Lessor has obtained possession of the Equipment; and (B) if Lessor resells or relets the Equipment, Rent at the periodic rate provided for in each Lease for the additional period that it takes Lessor to resell or re-let all of the Equipment;
(iii)
the present value of all future Rent reserved in the Leases and contracted to be paid over the unexpired Term of the Leases discounted at two percent (2.0%) simple interest per annum;
(iv)
the residual value of the Equipment as of the expiration of the Term of the applicable Lease; and
(v)
any indebtedness for Lessee’s indemnity under Sections 15 and 16 above, plus a late charge at the rate specified in Section 3 above;
(g)
proceed by appropriate court action, either at law or in equity (including an action for specific performance), to enforce performance by Lessee or to recover damages associated with such Event of Default; or exercise any other right or remedy available to Lessor at law or in equity; and
(h)
by offset, recoupment or other manner of application, apply any security deposit, monies held in deposit or other sums then held by Lessor, and with respect to which Lessee has an interest, against any obligations of Lessee arising under this Lease, whether or not Lessee has pledged, assigned or granted a security interest to Lessor in any or all such sums as collateral for said obligations.

Lessor may pursue any other rights or remedies available at law or in equity, including, without limitation, rights or remedies seeking damages, specific performance and injunctive relief. In addition, Lessor may cure Lessee’s default, and Lessee shall be responsible for immediately reimbursing Lessor for all amounts paid by Lessor to cure such default. Any failure of Lessor to require strict performance by Lessee, or any waiver by Lessor of any provision hereunder or under any Schedule, shall not be construed as a consent or waiver of any other breach of the same or of any other provision. Any amendment or waiver of any provision hereof or under any Schedule or consent to any departure by Lessee herefrom or therefrom shall be in writing and signed by Lessor.

Interest at the rate of the lesser of (a) fourteen and one half percent (14.5%) per annum and (b) the highest rate Lessee can legally obligate itself to pay or Lessor can legally collect, shall accrue with respect to any amounts payable under this Section 21 for as long as such amounts remain outstanding, and shall be paid by Lessee upon demand.

In addition to the rights and remedies of Lessor set forth in this Agreement, upon the occurrence and continuation of an Event of Default, (i) Lessee shall permit Lessor and its designees and agents (which may include any prospective purchasers of the Equipment) to access the Equipment on the property on which it is located; (ii) Lessor shall have the right to (A) keep the Equipment on such property for the period of time that is necessary or desirable for Lessor to exercise its rights and remedies under the applicable Lease, and (B) sell the Equipment while it is located on such property; and (iii) Lessor and/or any purchaser of the Equipment shall have the right to dismantle all or any portion of the Equipment on such property and to remove the Equipment from such property.

No right or remedy is exclusive of any other provided herein or permitted by law or equity. All such rights and remedies shall be cumulative and may be enforced concurrently or individually from time to time.

22. LESSOR’S EXPENSES. During the continuance of an Event of Default, Lessor may, but shall not be obligated to, make any payments and do any other acts Lessor may deem reasonably necessary to protect its security interests in any Lease or any Equipment, including, without limitation, having the right to satisfy, purchase, contest or compromise any encumbrance, charge or Lien (other than a Permitted Lien) affecting any Equipment. Lessee shall reimburse Lessor for all payments made and all documented out-of-pocket expenses incurred under this Agreement including all documented out-of-pocket legal fees, expenses and disbursements of external attorneys and paralegals paid by or on behalf of Lessor. Lessee shall also pay to Lessor on demand all documented out-of-pocket costs and expenses incurred by Lessor related to protecting or enforcing Lessor’s rights and interests in any Lease or any Equipment (including, without limitation, legal, collection and remarketing fees and expenses) following the occurrence of any default or Event of Default.

23. LESSEE’S WAIVERS. To the extent permitted by applicable law, Lessee hereby waives any and all rights and remedies conferred upon a lessee by Sections 2A.508 through 2A.522 of the UCC. To the extent permitted by applicable law, Lessee also hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lessor to sell, lease or otherwise use any Equipment in mitigation of Lessor’s damages as set forth in Section 21 above or which may otherwise limit or modify any of Lessor’s rights or remedies under this Agreement. Any action by Lessee against Lessor for any default by Lessor under any Lease shall be commenced within the later of two years after any such cause of action accrues or one year after termination of this Agreement.

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24. NOTICES; ADMINISTRATION. Except as otherwise provided herein, all notices, approvals, consents, correspondence or other communications required or desired to be given hereunder shall be given in writing and shall be delivered by overnight courier, hand delivery or certified or registered mail, postage prepaid, email, or facsimile transmission (with confirmation of receipt):

(a)
if to Lessor, then to 5525 Granite Parkway, Suite 1800, Plano, Texas 75024, ATTN: General Counsel, e-mail: stoneb_notices@eldridge.com, or such other address as shall be designated by Lessor; and
(b)
if to Lessee, then to 5918 West Courtyard Drive, Suite 500, Austin, Texas 78730, ATTN: Blake McCarthy, email: bmccarthy@atlas.energy, or such other address as shall be designated by Lessee.

All such notices and correspondence shall be effective when received.

25. FURTHER ASSURANCES. Lessee, upon the reasonable request of Lessor, will execute, acknowledge, record or file, as the case may be, such further documents and do such further acts as may be reasonably necessary to carry out more effectively the purposes of this Agreement and the transactions contemplated hereby.

26. FINANCIAL STATEMENTS. Lessee shall deliver to Lessor: (a) as soon as available, but not later than 120 days after the end of each fiscal year of Guarantor and its consolidated subsidiaries, the consolidated balance sheet, income statement and statements of cash flows and shareholders equity for Guarantor, and its consolidated subsidiaries (the “Financial Statements”) for such year, prepared in reasonable detail in accordance with GAAP and certified and accompanied by an opinion (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption) of independent certified public accountants of recognized standing selected by Guarantor; and (b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters in any fiscal year of Guarantor and its consolidated subsidiaries, the Financial Statements for such fiscal quarter, together with a certification duly executed by the chief financial officer of Lessee that such Financial Statements have been prepared in accordance with GAAP and are fairly stated in all material respects (subject to normal year-end audit adjustments); provided, however, that Financial Statements, opinions of independent certified public accountants and other certificates and information required to be delivered by Guarantor pursuant to this Section shall be deemed to have been delivered if Guarantor shall have timely filed with the U.S. Securities and Exchange Commission or EDGAR, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K satisfying the requirements of this Section, or such items are timely posted by or on behalf of Guarantor on a website to which Guarantor has free access. Regardless of the availability of such information publicly, though, Guarantor or Lessee will promptly deliver to Lessor paper copies upon Lessor’s request therefor.

27. GOVERNING LAW; CONSENT TO JURISDICTION. EACH LEASE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. The parties agree that any action or proceeding arising out of or relating to a Lease may be commenced in any federal or state court sitting in the Eastern Federal District of Texas and the parties irrevocably submit to the jurisdiction of each such court and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that the Lease or the subject matter thereof or the transaction contemplated hereby or thereby may not be enforced in or by such court. Notwithstanding the foregoing, nothing in this Agreement or in any other Lease Document shall limit or restrict Lessor’s right to commence any proceeding in federal or state courts located in the state in which the Equipment is located to the extent Lessor deems such proceedings necessary or advisable to exercise remedies available under any Lease Document. The parties hereto agree that a final judgement in any action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

28. WAIVER OF JURY TRIAL. LESSEE AND LESSOR IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LEASE DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

29. SEVERABILITY; INTEGRATION. If any provision shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired. Lessee acknowledges that Lessee has read this Agreement and the schedule hereto, understands them, and agrees to be bound by their terms and conditions. Further, Lessee and Lessor agree that this agreement and the schedules delivered in connection herewith from time to time are the complete and exclusive statement of the agreement between the parties, superseding all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

30. COUNTERPARTS; DELIVERY. This Agreement may be signed in counterparts, manually or electronically, and each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any signature delivered by facsimile or in “pdf” or similar electronic format shall be deemed an original signature hereto.

Master Lease (Galt Power Solutions LLC)	Page 13

31. LEASE DOCUMENTS. For the convenience of the parties in future communication, this Agreement, the Schedules and all other agreements, instruments, documents and records executed or delivered in connection herewith or therewith may be referred to as the “Lease Documents.” Time is of the essence in each provision of this Agreement and in each other Lease Document of which time is an element, and Lessee expressly agrees not to assert, by way of motion, as a defense or otherwise, that performance by Lessee or any other Lease Party inconsistent with the time requirements set forth in this Agreement or any other Lease Document constitutes effective performance hereunder or thereunder.

32. CHANGE OF CONTROL. Upon the occurrence of a Change of Control Lessee shall, unless the Lessor has consented to such Change of Control, pay to Lessor on the date of such Change of Control the Buyout Amount applicable to every Schedule. The “Buyout Amount,” with respect to a Schedule, shall mean: (a), if the Change of Control takes place prior to the Second ETO Date set forth in such Schedule, the sum of all remaining Rents owed under such Schedule through such Second ETO Date (including the Rent payment due on such date) plus the Second ETO Purchase Price set forth in such Schedule; or (b), if the Change of Control takes place on or after the Second ETO Date set forth in such Schedule, the sum of all remaining Rents owed under such Schedule through the remainder of the Term of such Schedule plus the greater of (i) the FMV of the Equipment subject to such schedule (as determined consistent with Section 13(a) above) and (ii) the applicable Stipulated Loss Value of such Equipment times 108%. Upon Lessor’s receipt of the aggregate Buyout Amounts, together with any other amounts then then due and payable under each Lease, all in immediately collectable funds, each Schedule shall terminate, and Lessor shall transfer to Lessee, without recourse or warranty of any kind, express or implied, all of Lessor’s right, title and interest in and to the Equipment on an “as-is,” “where-is,” “with all faults” basis. In connection with such transfer Lessee shall also be obligated to reimburse Lessor for all taxes, charges and expenses relating to the sale, registration, use, possession, and operation of the Equipment.

[Signature Page Follows]

Master Lease (Galt Power Solutions LLC)	Page 14

IN WITNESS WHEREOF, the parties hereto have executed or caused this Master Lease Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

GALT POWER SOLUTIONS LLC		STONEBRIAR COMMERCIAL FINANCE LLC

By:	/s/ Blake McCarthy	By:	/s/ Harrison P. Smith
Name:	Blake McCarthy	Name:	Harrison P. Smith
Title:	Executive Vice President and Chief Financial Officer	Title:	Authorized Signatory

FEIN: 41-3150814

Master Lease (Galt Power Solutions LLC)	Signature Page

ANNEX I

Certain Definitions

“Brigham Family” means, collectively: (i) the lineal descendants by blood or adoption of Bud Brigham ("descendants"), and the spouses and surviving spouses of such descendants, (ii) any estate, trust, guardianship, custodian or other fiduciary arrangement for the primary benefit of any one or more individuals described in clause (i) of this definition, and (iii) any corporation, partnership, limited liability company or other business organization so long as (A) one or more individuals or entities described in clause (i) or (ii) of this definition possess, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company or other business organization, and (B) substantially all of the ownership, beneficial or other equity interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clause (i) or clause (ii) of this definition.

“Change in Control” means (a) with respect to any time that the Guarantor is publicly held business organization, the acquisition by any person, entity or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that does not include Bud Brigham or the Brigham Family, beneficially or of record, of direct or indirect ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934, as amended) of 50% or more of the economic and/or voting interest in the equity interests in the Guarantor; (b) with respect to any time the Guarantor is a privately held business, Bud Brigham and/or the Brigham Family shall cease to have the authority, directly or indirectly, to appoint a majority of the members of the board of directors of the Guarantor or otherwise cease to own more than 50% of the equity interest in the Guarantor and (c) any time at which the Guarantor, without the consent of Lessor, not to be unreasonably conditioned or withheld, ceases to own, directly or indirectly, 50% or more of the economic and/or voting interests in the equity interests of the Lessee.

“Control” means the sole power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, property or financial condition of any Lease Party and its subsidiaries, taken as a whole, (b) the ability of (i) Lessee to perform its payment obligations under this Agreement or any Lease Document or (ii) any Lease Party and their subsidiaries, taken as a whole, to perform any of their obligations under this Agreement or any Lease Document, (c) the validity or enforceability of any Lease Document or (d) the rights and remedies of or benefits available to Lessor, taken as a whole, under this Agreement or any Lease Document.

“Permitted Reorganization” means the consolidation (by merger, liquidation or otherwise) of any entity with Lessee or of Lessee with any entity, in each case, so long as (a) the Guarantor owns, directly or indirectly, 50% or more of the economic and/or voting interests in the equity interests of the Lessee after such consolidation and (b) no Event of Default shall occur or is continuing at the time such consolidation is consummated.

Master Lease (Galt Power Solutions LLC)	Annex 1